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                                                                       EXHIBIT 2

                                 LOAN AGREEMENT

         THIS LOAN AGREEMENT dated as of February 12, 2003, between SILVER MAPLE
(2001), INC., a Nevada corporation (the "Borrower"), and [Commercial Bank] (the "Lender").

                              W I T N E S S E T H:

         WHEREAS, the Borrower has requested that the Lender make available to it a term loan credit of up to $7,000,000 in the aggregate upon the terms, and subject to the conditions, set forth herein to partially finance the purchase by Pledgor of up to 1,036,650 shares of the common stock of Equity One, Inc.; and

         WHEREAS, the Lender is willing to provide such financing to the Borrower only upon the terms and subject to the conditions set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1.        DEFINITIONS.

         1.1. Certain General Definitions. For all purposes of this Agreement and the other Loan Documents, unless the context otherwise requires:

                  "Agreement" means this Loan Agreement, as the same may be amended or otherwise modified from time to time, and the terms "herein," "hereof," "hereunder" and like terms shall be taken as referring to this Agreement in its entirety and shall not be limited to any particular section or provision thereof.

                  "Affiliate" means as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person means the power, directly or indirectly, either to (a) vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  "Agreement and Plan of Merger" means that certain Agreement and Plan of Merger dated October 28, 2002, between IRT and EOI, as amended, supplemented and modified from time to time.

                  "Business Day" means a day on which (i) dealings in Dollar deposits are carried on in the London Interbank Eurodollar market and (if payment is required to be made on such day) on which banks are open for business in London and in New York, and (ii) the Lender shall be open for ordinary business in New York. In the Lender's discretion, its office in New York may be closed on any Saturday, Sunday, legal holiday or other day on which it is lawfully permitted to close.

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                  "Calculation Date" shall have the meaning provided therefor in
         Section 5.7(a).

                  "Change in Control" means (i) an event whereby any "person" or "group" (as such terms are used in Sections 12(d) and 13(d) of the Exchange Act, other than the Parent Shareholder of the Borrower on the Closing Date, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding common stock of the Borrower; (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors; (iii) an event whereby any "person" or "group" (as such terms are used in Sections 12(d) and 13(d) of the Exchange Act, other than the shareholders of the Parent Shareholder on the Closing Date, shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding common stock of the Parent Shareholder, or (ii) the board of directors of each Parent Shareholder shall cease to consist of a majority of Continuing Directors.

                  "Closing Date" means the date on which all of the conditions specified in Section 4.1 have been satisfied.

                  "Code" means the Internal Revenue Code of 1986, as amended from time to time.

                  "Collateral" means the Pledged Collateral (as defined in the Pledge and Security Agreement).

                  "Collateral Account" shall have the meaning provided therefor in the Pledge and Security Agreement.

                  "Commonly Controlled Entity" means an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under
         Section 414 of the Code.

                  "Continuing Directors" means the directors of the Borrower or each Parent Shareholder, as the case may be, on the Closing Date, and each other director, if, in each case, such other director's nomination for election to the board of directors of the Borrower or such Parent Shareholder, as the case may be, is recommended by a majority of the then Continuing Directors or by a nominations committee thereof.

                  "Control" means the power to direct or cause the direction of the management and policies of a Person, either alone or in conjunction with others and whether through the ownership of voting securities, by contract or otherwise.

                  "Debt" means, as to any Person, the aggregate of such Person's liabilities as reflected in such Person's most recent financial statements, but not including subordinated debt.

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                  "Default" means any condition, event or act which, with notice or lapse of time, or both, would constitute an Event of Default.

                  "Dollars" and "$" means dollars in lawful currency of the United States.

                  "EOI" means Equity One, Inc., a Maryland corporation.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including the rules and regulations promulgated thereunder.

                  "Equity One, Inc. Common Stock Purchase Agreement": means that certain Equity One, Inc. Common Stock Purchase Agreement dated as of October 28, 2002, between EOI and each of the purchasers party thereto (including, without limitation, Pledgor), as amended, supplemented or modified from time to time.

                  "Event of Default" means any of the events specified in
         Section 7.1, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

                  "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time.

                  "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, the Federal Deposit Insurance Corporation, any central bank or any comparable authority.

                  "Indebtedness" of any Person means indebtedness incurred by that Person to banks or financial institutions.

                  "Initial Funding Loan(s)" means, if expressly requested and designated by the Borrower in its Notice of Borrowing delivered to the Lender, the initial Loan made to the Borrower hereunder on the Closing Date, and each subsequent Loan, if any, made to the Borrower hereunder on the Business Day immediately preceding each "Subsequent Closing" (as such term is defined in the Equity One, Inc. Common Stock Purchase Agreement so requested and designated by the Borrower in its Notice of Borrowing delivered to the Lender in connection therewith.

                  "Insolvency" means with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

                  "Insolvent" means pertaining to a condition of Insolvency.

                  "Interest Payment Date" means the last day of each Interest Period.

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                  "Interest Period" means,

                  (i) with respect to any Loan (other than an Initial Funding
         Loan) bearing interest at the Libor Rate, (A) initially, the period commencing on the date of borrowing (or date of interest rate conversion) and ending three (3) months thereafter, and (B) thereafter, each period commencing on the last day of the preceding Interest Period and ending three (3) months thereafter; provided, however, that (aa) if any Interest Period would otherwise end on a day which is not a Business Day, the termination thereof shall be postponed to the next succeeding Business Day, unless such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding day which is a Business Day, (bb) if any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), then such Interest Period shall end on the last Business Day of a calendar month, (cc) any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date, and (dd) the initial Interest Period with respect to the Loan made on the Closing Date shall commence on the Closing Date and end on March 31, 2003;

                  (ii) with respect to an Initial Funding Loan bearing interest at the Libor Rate, the period commencing on the date of borrowing and ending one (1) Business Day thereafter, and

                  (iii) with respect to any Loan bearing interest at the Reference Rate, (A) initially, the period commencing on the date of borrowing (or date of interest rate conversion) and ending on the last Business Day of the next succeeding calendar quarter of March, June, September or December, as the case may be, and (B) thereafter, each period commencing on the last day of the preceding Interest Period and ending on the last Business Day of the next succeeding calendar quarter of March, June, September or December, as the case may; provided, however, any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

                  "IRT" means IRT Property Company, a Georgia corporation.

                  "Libor Base Rate" means, relative to any Interest Period for any Loan (i) the rate quoted by the British Bankers Association in London as its "LIBOR" rate for U.S. dollar deposits at or about 11:00 a.m., London time, on the second Business Day prior to the commencement of the Interest Period; provided, however, that if the Lender adopts generally in its business a different rate quoting system or service for obtaining the rate of interest commonly known as "LIBOR" for U.S. dollar deposits, then upon giving prompt notice to the Borrower such alternative rate quoting system or service shall be utilized for determining "LIBOR" in lieu of the rate quoted by the British Bankers Association, and (ii) if the rate may not be determined by the Lender as provided in the preceding clause (i) for any reason, as determined by the Lender in its reasonable judgment, then the rate equal to the rate of interest per annum at which U.S. dollar deposits in the approximate amount of the amount of the Loan to be made or continued hereunder by the Lender and having a maturity comparable to such Interest Period would be offered to the Lender in

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         the London Interbank market at its request at approximately 11:00 a.m.
         (London time) two Business Days prior to the commencement of such Interest Period.

                  "Libor Reserve Percentage" means, relative to any Interest Period for loans hereunder, the percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day (whether or not applicable to the Lender) under regulations issued from time to time by the Federal Reserve System Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of the Federal Reserve System Board).

                  "Libor Rate" means, relative to any Loan to be made or continued hereunder for any Interest Period, the rate of interest per annum (rounded upwards to the next 1/32nd of 1%) determined by the Lender as follows:

                                       Libor Base Rate
                 Libor Rate = ---------------------------------
                               1.00 - Libor Reserve Percentage

                  "Lien" means any floating or fixed charge, lien, mortgage, pledge, security interest or other encumbrance of any nature whatsoever upon, of or in property or other assets of a Person, whether absolute or conditional, voluntary or involuntary, whether created pursuant to agreement, arising by force of statute, by judicial proceedings or otherwise.

                  "Loan" shall have the meaning provided therefor in Section
         2.1.

                  "Loan Documents" means this Agreement and the Pledge and Security Agreement.

                  "Margin" means 2.2 % per annum.

                  "Material Adverse Effect" means (X) a material adverse effect on (a) the business, operations, property, condition (financial or otherwise) or prospects of the Borrower, (b) the validity or enforceability of this Agreement or any other Loan Document in any manner that prevents the practical realization by Lender of the benefits intended by this Agreement and/or any other Loan Document, or
         (c) the rights or remedies of Lender hereunder or under any other Loan Document in any manner that prevents the practical realization of the benefits purported to be provided by such rights and remedies with respect to Lender's ability to realize upon the principal benefits or security intended to be provided by this Agreement and/or any other Loan Document, (Y) any impairment to the validity, perfection or priority of the security interest of Lender in the Collateral in any manner whatsoever, and/or (Z) an Event of Default.

                  "Maturity Date" means, with respect to a Loan other than an Initial Funding Loan, March 31, 2006, and with respect to an Initial Funding Loan, the day which is one (1) Business Day after the date such Initial Funding Loan is made.

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                  "Multiemployer Plan" means a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

                  "Non-Excluded Taxes" shall have the meaning provided therefor in Section 2.13(a).

                  "Non-U.S. Lender" shall have the meaning provided therefor in
         Section 2.13(b).

                  "100% Participant" means any Participant who has acquired a 100% participating interest in any Loan.

                  "Parent Shareholder" means, each and all shareholders of the Borrower's direct parent company shareholder on the Closing Date.

                  "Participant" shall have the meaning therefor in Section 8.15.

                  "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                  "Person" means any individual, partnership, limited liability company, joint venture, corporation (including, without limitation, the Borrower), trust, estate, unincorporated organization or association or Governmental Authority. If any Person is a corporation, unless otherwise provided, the use of the term "Person" to refer to that corporation means that corporation as a single entity and not as consolidated with its Subsidiaries.

                  "Plan" means at a particular time, any employee benefit plan which is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

                  "Pledge and Security Agreement" means the Pledge and Security Agreement dated as of the date of this Agreement between the Borrower and the Lender, as the same may be amended, supplemented or otherwise modified from time to time.

                  "Pledged Shares" shall have the meaning provided therefor in the Pledge and Security Agreement.

                  "Reference Rate" means the rate of interest designated by the Lender, and in effect from time to time, as the Lender's "Reference Rate" on a particular day for commercial loans; such rate is not necessarily intended to be the lowest rate of interest charged by the Lender in connection with loans and other extensions of credit. Each change in the Reference Rate shall be effective on the date such change is determined by the Lender.

                  "Registration Rights Agreement" means that certain Registration Rights Agreement dated as of October 28, 2002, among EOI and the purchasers party thereto,

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         including, without limitation, Pledgor, as may be amended, supplemented or modified from time to time.

                  "Reorganization" means with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of
         Section 4241 of ERISA.

                  "Reportable Event" means any of the events set forth in
         Section 4043(c) of ERISA, other than those events as to which the thirty day notice period is waived under subsections .22, .25, .27 or .28 of PBGC Reg. Section 4043.

                  "Requirement of Law" means as to any Person, the certificate of incorporation, certificate of formation, limited liability company agreement, and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  "Shareholders' Loans" shall have the meaning provided therefor in Section 6.3.

                  "Single Employer Plan" means any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

                  "Subsidiary" means, when used with reference to any corporation, any corporation of which at least a majority of the outstanding stock, having by the terms thereof ordinary voting power to elect a majority of the Board of Directors of such corporation, is at the time directly or indirectly owned by such first-mentioned corporation.

                  "Tangible Equity" means, with respect to the Borrower, the share capital, undistributed profits, funds and reserves, shareholders' loans which have been subordinated in favor of the Lender; less deferred expenses, intangible assets such as goodwill, patents trade marks, business names copyrights and the like, treasury shares, debts owed by interested parties, subsidiaries or Affiliates; and less guarantees given by the Borrower to secure the debts of interested parties, subsidiaries or Affiliates; as the same appear in the quarterly and annual financial reports of the Borrower.

                  "Term Loan Commitment Period" means the period from and including the Closing Date to, and including, April 15, 2004 or the next Business Day thereafter if such day is not a Business Day.

                  "Total Outstanding Credit" shall have the meaning provided therefor in Section 5.7(a).

                  "Transaction" means the purchase by the Borrower of up to 1,036,650 shares of the common stock, par value $0.01 per share, of EOI pursuant to the terms and conditions of the Equity One, Inc. Common Stock Purchase Agreement.

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                  "Transferee" means any Participant or any assignee of the
         interests of the Lender under this Agreement or any other Loan
         Documents.

                  "Uniform Commercial Code" means the Uniform Commercial Code in effect from time to time in any state to the extent the same is applicable by law to any portion of the Collateral.

         1.2. Use of Accounting Terms. Accounting terms used herein shall be construed, calculations hereunder shall be made and financial data required hereunder shall be prepared, both as to classification of items and as to amounts, in accordance with GAAP as of the date thereof consistently applied, which principles shall be consistent with those used in the preparation of the most recent reviewed financial statements of such Person delivered to the Lender. All statements relating to earnings and expenses shall set forth separately or otherwise identify all extraordinary and nonrecurring items.

SECTION 2.        AMOUNT AND TERMS OF TERM LOAN COMMITMENT

         2.1. Term Loan Commitment. The Lender agrees, subject to and upon the terms and conditions herein set forth, to make one or more term loans (each a "Loan") immediately available to the Borrower from time to time during the Term Loan Commitment Period in an aggregate principal amount not to exceed Seven Million Dollars ($7,000,000), or such lesser amount as is in effect from time to time pursuant to Section 2.7 (the "Term Loan Commitment"). Loans (other than Initial Funding Loans) borrowed under this Section 2.1 and repaid or prepaid may not be reborrowed. Each Initial Funding Loan may be repaid and reborrowed once, in whole or in part, in order to consummate the Transaction, provided that amount of such reborrowing, together with the aggregate principal amount of all other Loans then outstanding, does not exceed the outstanding Term Loan Commitment.

         2.2.     Procedure for Borrowing.

                  (a) The Borrower may borrow under the Term Loan Commitment during the Term Loan Commitment Period on any Business Day, provided that, unless the Lender otherwise agrees, the Borrower shall deliver to the Lender irrevocable written notice of borrowing in form and substance acceptable to the Lender (each a "Notice of Borrowing") not later than 10:00 a.m., New York, New York time, two (2) Business Days prior to the requested borrowing date. Unless the Borrower and the Lender (and any 100% Participant) otherwise mutually agree, the Lender will make each Loan (including any Initial Funding Loan) to the Borrower by automatically crediting the loan proceeds thereof to the Collateral Account. Thereafter, and subject to the other terms and conditions of this Agreement, the Lender will disburse the proceeds of each Loan (other than an Initial Funding Loan) credited to the Collateral Account in accordance with the wiring instructions specified in the Borrower's Notice of

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                           Borrowing. The Borrower must expressly specify in its
                           Notice of Borrowing if the requested borrowing is to be made as an Initial Funding Loan.

                  (b) Unless otherwise agreed by the Lender (and any 100% Participant), all borrowings shall be in minimum amounts of $1,000,000 or a whole multiple of $20,000 in excess thereof, or, the remaining amount under the Term Loan Commitment, if such amount is less than $1,000,000, provided that, the Loan or the Initial Funding Loan made to the Borrower on the Closing Date shall each be in an amount not less than $1,750,000.

         2.3. Use of Proceeds of Loans. The proceeds of the Loans shall be utilized by the Borrower in accordance with Section 3.12.

         2.4. Repayment of the Loans; Evidence of Debt. The aggregate unpaid principal amount of the Loans shall be repaid to the Lender as follows:

                  (a) The Borrower shall repay the first $1,750,000 of Loans made to the Borrower hereunder (other than any Initial Funding Loan made to the Borrower on the Closing Date, which Initial Funding Loan shall be repaid on the Maturity Date thereof) in twelve consecutive equal quarterly installments on the last day of each March, June, September and December (or, if such day is not a Business Day, then on the immediately preceding Business Day), commencing on June 30, 2003.

                  (b) The Borrower shall repay to the Lender the outstanding balance of all Loans, together with all accrued interest thereon and any unpaid fees and other amounts due to the Lender under this Agreement, on the Maturity Date; it being understood that the Borrower hereby authorizes the Lender to repay each Initial Funding Loan, if any, on its Maturity Date by debiting the Collateral Account for all such sums then due and payable.

                  (c) The Lender shall maintain on its books and records in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower under this Agreement resulting from each Loan made from time to time, including (i) the amount of each Loan made hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to the Lender hereunder, and (iii) the amount of any sum received by the Lender hereunder from the Borrower.

                  (d) The entries recorded by the Lender in its books and records shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, the failure of the Lender to record any entry, or any error in any record, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by the Lender in accordance with the terms of this Agreement.

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                  (e)      The Borrower agrees that, upon the request of the
                           Lender, the Borrower will execute and deliver to the Lender a promissory note of the Borrower evidencing the Loans, in form and substance satisfactory to the Lender.

         2.5.     Fees.

                  (a) The Borrower agrees to pay to the Lender a non-refundable up-front fee of $7,000.00 on the Closing Date.

                  (b) The Borrower agrees to pay to the Lender a commitment fee of 0.125% per annum (based on a 360-day year) of the average daily unused portion of the Term Loan Commitment, payable monthly in arrears on the last Business Day of each month and on the Maturity Date (other than the Maturity Date of an Initial Funding
                           Loan) or such earlier date as the Term Loan
                           Commitment shall terminate, commencing on the first such date to occur after the date hereof.

                  (c) The Borrower agrees to pay the Lender any other usual and standard fees customarily charged by the Lender for services relating to the making of Loans, the establishment and maintenance of the Collateral Account (as defined in the Pledge and Security Agreement), and the administration of the Loans, the Term Loan Commitment and the Collateral.

         2.6.     Optional Prepayment of Loans.

                  (a) The Borrower may at any time and from time to time prepay a Loan, in whole or in part, without premium or penalty, except as expressly set forth in this Agreement upon at least five (5) Business Days' irrevocable notice to the Lender (which notice must be received by the Lender prior to 10:00 a.m., New York time, on the date upon which such notice is due), specifying the date and amount of prepayment. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.14 and accrued interest to such date on the amount prepaid. If any prepayment of a Loan shall be made other than on the last day of an Interest Period thereof, the Borrower shall also pay to the Lender any amount required to compensate the Lender for any losses, costs or expenses that it may reasonably incur as a result of such prepayment. Each partial prepayment shall be in an aggregate principal amount of $1,000,000, or a whole multiple of $100,000 in excess thereof.

                  (b) Any repayment of a Loan made pursuant to Section 2.6(a) shall be applied first, to any accrued interest, and second, to the then outstanding principal installments thereof in the inverse order of maturity.

         2.7. Optional and Mandatory Termination or Reduction of Term Loan Commitment

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                  (a)      The Borrower shall have the right, upon not less than
                           five (5) Business Days' notice to the Lender, to terminate the Term Loan Commitment or, from time to time, to reduce the amount of the Term Loan Commitment. Any such reduction shall be in an amount equal to $1,000,000, or a whole multiple of $100,000 in excess thereof, and shall reduce permanently the Term Loan Commitment then in effect. If any such commitment termination or reduction involves the repayment of Loans, and if such repayment is made other than on the last day of an Interest Period thereof, the Borrower shall also pay to the Lender any amount required to compensate the Lender for any losses, costs or expenses that it may reasonably incur as a result of such prepayment.

                  (b)      Each principal installment repayment pursuant to
                           Section 2.4(a) shall reduce permanently the Term Loan Commitment then in effect by the amount of each such principal installment repayment.

         2.8.     Interest.

                  (a) Each Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Libor Rate determined for such day plus the Margin.

                  (b)      If all or a portion of (i) any principal of any Loan,
                           (ii) any interest payable thereon, or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), then the principal of such Loan and any such overdue interest, fee or other amount shall bear interest at a rate per annum which is (x) in the case of principal, the rate that would otherwise be applicable thereto pursuant to Section 2.8(a) plus 2%, or (y) in the case of any such overdue interest, fee or other amount, the rate described in paragraph (a) of this subsection plus 2%, in each case from the date of such non-payment until such overdue principal, interest, fee or other amount is paid in full (as well before or after judgment).

                  (c) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (b) of this Section shall be payable from time to time on demand.

                  (d) Notwithstanding anything to the contrary contained herein, in no event shall the Borrower be obligated to pay interest in excess of the maximum amount which is chargeable under applicable law.

         2.9.     Computation of Interest and Fees.

                  (a) Interest and commitment fees shall be calculated on the basis of a 360-day year for the actual days elapsed.

                  (b) Each determination of the Libor Rate by the Lender pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

         2.10. Inability to Determine Libor Rate. If prior to the first day of any Interest Period:

                  (a) the Lender shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Libor Rate for such Interest Period, or

                  (b) the Lender shall have determined that the Libor Rate determined (which determination shall be conclusive and binding upon the Borrower) for such Interest Period will not adequately and fairly reflect the cost to the Lender of making or maintaining its affected Loans during such Interest Period, then the Lender shall give telecopy or telephonic notice thereof to the Borrower as soon as practicable thereafter. If such notice is given and until such notice has been withdrawn by the Lender, (X) any Loan requested to be made on the first day of such Interest Period shall bear interest at the Reference Rate, and (Y) all outstanding Loans will bear interest at the Reference Rate, commencing on the first day of next Interest Period applicable thereto.

         2.11. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for the Lender to make or maintain Loans as contemplated by this Agreement, (a) the commitment of the Lender hereunder to make Loans or continue Loans shall forthwith be canceled, and
                  (b) the Loans then outstanding shall automatically bear interest at the Reference Rate on the first day of the next succeeding Interest Period applicable thereto, or at such earlier time as required by law. If any such interest rate conversion for a Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, then the Borrower shall pay to the Lender such amounts, if any, as may be required pursuant to Section 2.14.

         2.12.    Requirements of Law.

                  (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                           (1) shall subject the Lender to any tax of any kind whatsoever with respect to this Agreement, or any Loan made by it, or change the basis of taxation of payments to the Lender in respect thereof

                                    (except for Non-Excluded Taxes covered by Section 2.13 and changes in the rate of net income taxes or franchise taxes (imposed in lieu of net income taxes) of the Lender);

                           (2) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of the Lender which is not otherwise included in the determination of the Libor Rate hereunder; or

                           (3)      shall impose on the Lender any other
                                    condition;

                  and the result of any of the foregoing is to increase the cost to the Lender, by an amount which the Lender deems to be material, of making, continuing or maintaining Loans bearing interest at the Libor Rate, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay the Lender such additional amount or amounts as will compensate the Lender for such increased cost or reduced amount receivable.

                  (b) If the Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by the Lender or any corporation controlling the Lender with any request or directive regarding capital adequacy (whether or not having the force of law, if compliance therewith is a customary banking practice) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on the Lender's or such corporation's capital as a consequence of its obligations hereunder to a level below that which such corporation would have achieved but for such adoption, change or compliance by the Lender or such corporation (taking into consideration the Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by the Lender to be material, then from time to time, the Borrower shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender for such reduction.

                  (c) If the Lender becomes entitled to claim any additional amounts pursuant to this Section 2.12, it shall promptly notify the Borrower of the event by reason of which it has become so entitled. In determining such amounts, the Lender may use any reasonable averaging and attribution methods, applied in a non-discriminatory manner with respect to the Borrower. A certificate as to any additional amounts payable pursuant to this Section 2.12 submitted by the Lender to the Borrower, together with the calculations used by the Lender in determining such additional amounts, shall be conclusive in the absence of manifest error. The agreements in this Section 2.12 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         2.13.    Taxes.

                  (a) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Lender as a result of a present or former connection between the Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings ("Non-Excluded Taxes") are required to be withheld from any amounts payable to the Lender hereunder or under any Note, the amounts so payable to the Lender shall be increased to the extent necessary to yield to the Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Lender for its own account, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to the Lender the required receipts or other required documentary evidence, the Borrower shall indemnify the Lender for any incremental taxes, interest or penalties that may become payable by the Lender as a result of any such failure.

                  (b) Each Transferee that is not a "U.S. Person" as defined in Section 7701(a)(30) of the Code of 1986, as amended (a "Non-U.S. Lender") shall deliver to the Borrower (or, in the case of a Participant, to the Lender) two duly completed copies of U.S. Internal Revenue Service Form W-8BEN or Form W-8ECI, or applicable successor forms as the case may be, properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from U.S. federal withholding tax on all payments by the Borrower under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the

                           Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

         2.14. Indemnity. The Borrower agrees to indemnify the Lender and to hold the Lender harmless from any loss or expense which the Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of a Loan after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment or payment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment or payment of a Loans bearing interest at the Libor Rate on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, for the period from the date of such prepayment or of such failure to borrow to the last day of such Interest Period (or in the case of the failure to borrow, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by the Lender) which would have accrued to the Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

         2.15. Security for the Loans. The Loans and other indebtedness of the Borrower owing to the Lender under this Agreement and the other Loan Documents shall be secured by a first priority Lien on the Collateral pursuant to the Pledge and Security Agreement.

         2.16. Manner and Place of Payment. All payments hereunder shall be made without set-off, counterclaim or deduction and shall be made in lawful money of the United States in immediately available funds by the Borrower to the Lender, prior to 2:00 p.m., New York time, at its offices at ___________________ _____________________, or at such other place as may be designated by the Lender to the Borrower in writing. Any payment received after 2:00 p.m., New York time, shall be deemed received on the next Business Day. If any payment of principal of or interest on the Loans or any other amount under this Agreement or any other Loan Document falls due on a day that is not a Business Day, it shall be payable on the next succeeding Business Day (unless such day would be a day in the next calendar month, and in such case payment shall be due on the immediately preceding Business Day), and the resulting additional or decreased time (if any) shall be included in or deducted from the computation of interest.

SECTION 3.        REPRESENTATIONS AND WARRANTIES.

         To induce the Lender to enter into this Agreement and to make the Loans hereunder, the Borrower represents, warrants and covenants to the Lender that:

         3.1. Corporate Existence. The Borrower is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its formation and has the corporate power and authority to own its properties and other assets and to transact the business in which it is now engaged or proposes to engage. The Borrower is duly qualified to do business and is in good standing in each jurisdiction in which the failure to qualify could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

         3.2. Control and Holdings. All of the capital stock of the Borrower is beneficially owned by the Parent Shareholder. The Borrower has no Subsidiaries.

         3.3. Authorization and Execution. The Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of the Transaction and the Loan Documents. The execution, delivery and performance by the Borrower of the Transaction and the Loan Documents and the borrowing hereunder have been duly authorized by all requisite corporate action. This Agreement and the Pledge and Security Agreement, when executed and delivered by the Borrower pursuant hereto, will be legal, valid and binding obligations of the Borrower, enforceable against the Borrower, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by the application by a court of equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

         3.4. Compliance with Other Instruments. The Borrower is not in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any evidence of Indebtedness of the Borrower, or contained in any material instrument under or pursuant to which any such evidence of Indebtedness has been issued or made and delivered. Neither the execution and delivery of the Loan Documents, nor the consummation of the transactions herein contemplated, including but not limited to the use of the proceeds of the Loan for the purposes set forth herein, will conflict with or result in a breach of any of the terms, conditions or provisions of the certificate of incorporation or by-laws or other organizational charter and instruments of the Borrower, or of any material agreement or instrument to which the Borrower is now a party or otherwise bound or to which the Borrower's properties or other assets are subject, or of any law, statute, rule or regulation or any order or decree of any court or governmental instrumentality, or of any arbitration award, franchise or permit, or constitute a default thereunder, or if any action was required under such instrumentality, award, franchise or permit, it could not reasonably be expected to have a Material Adverse Effect, or result in the creation or imposition of any Lien upon any of the properties or other assets of the Borrower, except as herein contemplated.

         3.5. Consents. No consent or approval of, or exemption by, any Person, and no waiver of any right by any Person is required to authorize or permit, or is otherwise required in connection with, the execution, delivery and performance of the Loan Documents, or with respect to the required use by the Borrower of the proceeds of the Loan, except those which shall have been obtained on or prior to the date hereof.

         3.6.     Financial Statements.

                  (a) The Borrower has heretofore furnished to the Lender copies of the unqualified audited financial statements of the Borrower as of December 31, 2001 and for the year then ended and such financial statement presents fairly the financial position of the Borrower on the date of the balance sheet included therein and the results of the operations of the Borrower for the period involved, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (subject to, in the case of the interim financial statements, normal year-end audit adjustments not material in amount).

                  (b) No Material Changes. There has been no material adverse change in the business, properties or other assets or in the condition, financial or otherwise, of the Borrower since the date of the Borrower's most recent balance sheet delivered to the Lender.

         3.7. Litigation. There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Borrower threatened in writing against the Borrower at law or in equity or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or before any arbitrator of any kind, which could reasonably be expected to have a Material Adverse Effect, except as has been disclosed in writing to the Lender prior to the date hereof.

         3.8. Compliance with Law. The Borrower is in compliance, in all material respects, with all applicable Requirements of Law, the noncompliance with which could reasonably be expected to have a Material Adverse Effect.

         3.9. Investment Company. The Borrower is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, or the regulations under such act.

         3.10. Regulation U. None of the proceeds of the Loans will be used, directly or indirectly, for any purpose that will violate, or cause the Lender to be in violation of, Regulation U (12 CFR, Part 221) of the Board of Governors of the Federal Reserve System. Neither the Borrower nor any agent acting on its behalf has taken or will take (or has omitted or will omit to take) any action which might cause this Agreement, the Note, any borrowing, the making of any Loan, or the application of the proceeds of any Loan to violate Regulation U or any other regulation of the Board of Governors of the Federal Reserve System or to violate the Exchange Act, in each case as in effect on the date or dates of such borrowing and use of proceeds. At the time of the making of each Loan, the amount of such Loan will not exceed fifty percent (50%) of the aggregate current market value of the Pledged Shares then pledged to the Lender pursuant to the Pledge and Security Agreement.

         3.11. ERISA. Neither a Reportable Event nor an "accumulated funding deficiency" (within the meaning of Section 412 of the Code or Section 302 of ERISA) has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(l) of ERISA) does not, in the aggregate, exceed the assets under all such Plans allocable to such benefits by an amount in excess of $100,000.

         3.12. Use of Proceeds. The proceeds of the Loans shall be utilized by the Borrower to partially finance the Transaction, or in the case of an Initial Funding Loan, proceeds of such Initial Funding Loan held in the Collateral Account may be used to repay such Initial Funding Loan on the Maturity Date thereof.

SECTION 4.        CONDITIONS PRECEDENT TO THE LOANS.

         4.1. Conditions to Initial Funding Loan. The obligation of the Lender to make the first Initial Funding Loan to the Borrower hereunder is subject to the satisfaction, on or before the making of such Initial Funding Loan, of each of the following conditions precedent which are solely for the benefit of the
                  Lender:

                  (a) Loan Documents. The Lender shall have received (i) this Agreement and the Pledge and Security Agreement, executed and delivered by a duly authorized officer of the Borrower.

                  (b) Closing Certificate of Borrower. The Lender shall have received a certificate of an officer of the Borrower, dated the Closing Date; (i) attaching the certified certificate of incorporation and by-laws of the Borrower; (ii) attaching the resolutions of the Board of Directors of the Borrower with respect to the transactions contemplated hereby; (iii) certifying that such resolutions have not been amended, modified, revoked or rescinded as of the date of such certificate; and (iv) certifying as to the incumbency and signature of the officers of the Borrower executing any Loan Document; such certificate (and the attachments thereto) shall be in form and substance satisfactory to the Lender.

                  (c) Collateral Account. The Collateral Account shall have been established by the Borrower with the Lender pursuant to the Pledge and Security Agreement, and all account documentation related thereto shall have been executed and delivered by the Borrower and shall be in form and substance satisfactory to the Lender.

                  (d) Legal Opinion. The Lender shall have received an executed legal opinion of Alan J. Marcus, Esq., special New York counsel to the Borrower, in form and substance satisfactory to the Lender.

                  (e) Lien Searches. The Lender shall have received the results of a recent search by a Person reasonably satisfactory to the Lender, of the Uniform Commercial Code, judgment and tax lien filings which may have been filed with respect to personal property of the Borrower and the results of such search shall be reasonably satisfactory to the Lender.

                  (f) Actions to Perfect Liens. The Lender shall have received evidence in form and substance reasonably satisfactory to it that all filings, recordings, registrations and other actions, including, without limitation, the filing of duly executed financing statements on form UCC-1, necessary or, in the reasonable opinion of the Lender, desirable to perfect the Liens created by the Pledge and Security Agreement.

                  (g) Notice of Borrowing. The Lender shall have received a Notice of Borrowing in form and substance satisfactory to the Lender.

                  (h) Fees. The Lender shall have received payment of all accrued fees due and payable from the Borrower on the Closing Date pursuant to this Agreement.

                  (i) Miscellaneous. The Lender shall have received such other opinions, agreements or documents, in form and substance satisfactory to the Lender, as the Lender reasonably requests.

         4.2. Conditions to Each Loan (Other than Initial Funding Loans). The obligation of the Lender to make a Loan (other than Initial Funding Loans) to the Borrower hereunder is subject to the satisfaction to the Lender of the following conditions:

                  (a) Regulation U Compliance. The Lender shall have received a signed and completed Form U-1 from the Borrower dated as of the date of the "Initial Closing" or "Subsequent Closing" (as such terms are defined in the Equity One, Inc. Common Stock Purchase Agreement), in form and substance satisfactory to the Lender.

                  (b) IRT and EOI Merger Effective. The Lender shall have received evidence satisfactory to it that the merger of IRT into EOI has been effected in accordance with the Agreement and Plan of Merger.

                  (c) Pledged Shares Purchase Price. The Lender shall have received evidence satisfactory to it that the actual purchase price of the Pledged Shares under the Equity One, Inc. Common Stock Purchase Agreement does not exceed $13.60 per share.

                  (d) Pledged Shares and Undated Stock Powers. The Lender shall have received share certificates of EOI, registered in the name of the Borrower, evidencing shares purchase by the Borrower in consummation of the Transaction and having a then current market value of not less than two times the amount of such Loan, together with undated stock powers covering such shares executed by the Borrower, all in form and substance satisfactory to the Lender.

                  (e) Irrevocable Proxy. The Lender shall have received an Irrevocable Proxy, in the form of Exhibit A to the Pledge and Security Agreement, duly executed by the Borrower and dated as of the date of the "Initial Closing" or "Subsequent Closing" (as such terms are defined in the Equity One, Inc. Common Stock Purchase Agreement.

                  (f) Acknowledgment of Pledge by EOI. The Lender shall have received an acknowledgment duly executed by EOI dated as of the date of the "Initial Closing" or "Subsequent Closing" (as such terms are defined in the Equity One, Inc. Common Stock Purchase Agreement), acknowledging the pledge by the Borrower of the Pledge Shares in favor of the Lender, in form and substance satisfactory to the Lender.

                  (g) Irrevocable Instructions by Borrower to EOI. The Lender shall have received an irrevocable letter of instruction regarding the Pledged Shares, dated as of the date of the "Initial Closing" or "Subsequent Closing" (as such terms are defined in the Equity One, Inc. Common Stock Purchase Agreement), executed and delivered by a duly authorized officer of the Borrower and EOI, all in form and substance satisfactory to the Lender

                  (h) Officer's Certificate of EOI. The Lender shall have received a certificate of an officer of EOI, dated as of the date of the "Initial Closing" or "Subsequent Closing" (as such terms are defined in the Equity One, Inc. Common Stock Purchase Agreement); (i) attaching the certified certificate of incorporation and by-laws of EOI; and (ii) certifying as to the incumbency and signature of the officers of the Borrower executing its Acknowledgment; such certificate (and the attachments thereto) shall be in form and substance satisfactory to the Lender.

                  (i) Miscellaneous. The Lender shall have received such other opinions, agreements or documents, in form and substance satisfactory to the Lender, as the Lender reasonably requests.

         4.3. Conditions to Each Loan (Including Initial Funding Loans). The obligation of the Lender to make a Loan (including Initial Funding Loans) to the Borrower hereunder is subject to the satisfaction to the Lender of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date.

                  (b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Loan requested to be, or being, made on such date.

                  (c) Each Loan borrowing by the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date thereof that the conditions contained in this subsection 4.3 have been satisfied.

SECTION 5.        AFFIRMATIVE COVENANTS.

         The Borrower hereby agrees that, so long as the Term Loan Commitment remains in effect or any amount is owing to the Lender hereunder or under any other Loan Document, the Borrower shall

         5.1. Pay Principal and Interest. The Borrower will punctually pay or cause to be paid the principal and interest to become due in respect of the Loans according to the terms hereof.

         5.2. Tangible Equity to Debt Ratio. The Borrower will maintain at all times a Tangible Equity to Debt ratio in excess of .70 to
                  1.0 (excluding non-recourse loans and assets financed by non-recourse loans).

         5.3. Keep Books. The Borrower will keep proper books of record and account in which true, correct and complete entries will be made of the transactions of the Borrower in accordance with GAAP.

         5.4. Payment of Taxes; Corporate Existence; Maintenance of Properties. The Borrower will:

                  (a) Pay and discharge promptly all taxes (including, without limitation, all payroll withholdings), assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any of its property, real, personal or mixed, or upon any part thereof, before the same shall become in default, as well as all claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon its property; provided, however, that it shall not be required to pay any such tax, assessment, charge, levy or claim or discharge any such Lien if the validity thereof shall be contested in good faith by appropriate proceedings and if it shall have set aside on its books such reserves, if any, as may be required in accordance with GAAP with respect to the tax, assessment, charge, levy or claim so contested;

                  (b) Conduct its business according to good business practices; keep in full force and effect its corporate existence and material rights, licenses, permits and franchises, and comply in all material respects with all of the laws, rules and regulations governing or applicable to it or its business, including, without limitation, the Exchange Act, and all "margin" and other rules and regulations under Regulations T, U and X of the Board of Governors of the Federal Reserve System; and make all such reports and pay all such franchise and other taxes and license fees and do all such other things as may be lawfully required, to maintain the material rights, licenses, powers and franchises of the Borrower under the laws of the United States and of the States or jurisdictions in which it is organized or does business.

         5.5. Financial Statements and Reports; Notices. The Borrower will furnish to the Lender in duplicate:

                  (a) As soon as practicable and when available, and in any event within 140 days after the end of each fiscal year of the Borrower, annual unqualified financial reports of the Borrower, on an individual basis and on a consolidated basis with the Parent Shareholder, including, inter alia, a balance sheet, a profit and loss statement, and statement of cash flow for such fiscal year, setting forth in comparative form the corresponding figures for the preceding fiscal year, audited by independent certified public accountants or chartered accountants of recognized standing selected by the Borrower and/or the Parent Shareholder, as the case may be, and acceptable to the Lender;

                  (b) As soon as practicable and when available, and in any event within 60 days after the end of each fiscal quarter of the Borrower (other than the 4th quarter), a consolidated balance sheet, a profit and loss statement, and statement of cash flow for such fiscal quarter, of the Borrower and the

                           Parent Shareholder, showing its financial condition as of the last day of such fiscal quarter and the results of operations for such fiscal quarter, reviewed by independent certified public accountants or chartered accountant of recognized standing selected by the Borrower and/or the Parent Shareholder, as the case may be, and acceptable to the Lender, and certified by the chief financial officers of the Borrower or the Parent Shareholder, as the case may be, as to (i) fair presentation of its financial position and the results of operations, and (ii) having been prepared in accordance with GAAP consistently applied;

                  (c) Concurrently with the delivery of the financial statements referred to in Sections 5.5(a) and (b), a certificate of the chief financial officer of the Borrower (i) stating that, to the best of such officer's knowledge, during such period (A) no Subsidiary has been formed or acquired, (B) the Borrower has observed or performed all of its material covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to be observed, performed or satisfied by it, and (C) such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (ii) setting forth the computations used by the Borrower in determining (as of the end of such fiscal period) compliance with the covenants contained in Sections 5.2 and 6.1;

                  (d) Not later than ten (10) days after the end of each month, a certificate of the chief financial officer of the Borrower setting forth the computations used by the Borrower in determining (as of the end of such preceding month) compliance with the covenants contained in Section 5.7;

                  (e) Promptly following the occurrence thereof, notice of any Default or Event of Default hereunder or of any default under any other Loan Document;

                  (f) Such other information as to the financial condition, operations, business, properties and other assets of the Borrower and/or the Parent Shareholder as the Lender may from time to time reasonably request;

                  (g) Promptly after the filing thereof, copies of any permit, notice, report or other document that the Borrower is obligated to file or provide with its shareholders or any Governmental Authority;

                  (h) The Borrower shall cause all audited financial statements required to be delivered to the Lender pursuant to this Section 5.5 to be delivered to the Lender by the independent certified public accountant or chartered accountant who performed the audit; and

                  (i) If the Borrower shall receive from its shareholders and/or any third party any demand for the payment of any amount whatsoever on account of or in connection with any Shareholders' Loan or dividends, the Borrower shall immediately notify the Lender of such occurrence, and shall consult with the Lender with regard to such demand.

         5.6. EOI Cash Dividends. The Borrower undertakes and agrees that all cash dividends and other cash proceeds attributable to the Pledged Shares shall be deposited in the Collateral Account in accordance with the terms of the Pledge and Security Agreement.

         5.7.     Maintenance of Minimum Market Value of Pledged Shares.

                  (a) Subject to Section 3.10 of this Agreement, in the event that on the last business day of any month (the "Calculation Date"), the amount due to the Lender from the Borrower in respect of the Loans and Loan Documents, by way of principal, interest, commissions, bank charges and/or expenses of any kind whatsoever (the "Total Outstanding Credit") is greater than 55% of the then aggregate current market value of the Pledged Shares, the Borrower shall, as soon as practicable but within no later than seven
                           (7) days of the Lender's first request, either (i) grant additional collateral, to the satisfaction of the Lender, in an amount equal to the difference on the Calculation Date between 55% of the then aggregate current market value of the Pledged Shares and the Total Outstanding Credit or, at the discretion of the Lender (ii) prepay part of the Total Outstanding Credit so that the remaining Total Outstanding Credit shall be equal to or less than 55% of the aggregate current market value of the Pledged Shares on the Calculation Date.

                  (b) In the event the aggregate current market value of the Pledged Shares shall depreciate by a margin of ten percent (10%) in the aggregate, over ten (10) consecutive Business Days, the Borrower shall, as soon as practicable but within no later than seven
                           (7) days of the Lender's first request, either (i) grant additional collateral, to the satisfaction of the Lender, in an amount equal to the difference between the amount which is equal to 55% of the then aggregate current market value of the Pledged Shares and the Total Outstanding Credit at that time, or, at the discretion of the Lender, (ii) prepay part of the Total Outstanding Credit so that the remaining Total Outstanding Credit at that time shall be equal to or less than 55% of the then aggregate current market value of the Pledged Shares.

                  (c) Unless otherwise agreed to in writing by the Lender, a prepayment required by the Lender in accordance with the terms of Section 5.7(a) or 5.7(b) above shall be effected in accordance with one of the following options at the discretion of the Borrower:

                           (1) forthwith upon, but in any event no later than within seven (7) days of, the request of the Lender and subject to any fine and breakage cost as determined by the Lender; or

                           (2) on the next Interest Payment Date following the request of the Lender to prepay, provided that an amount equal to the difference between 55% of the then aggregate current market value of the Pledged Shares and the Total Outstanding Credit is deposited with the Lender in a deposit in the name of the Borrower which deposit shall be pledged by the Borrower in favor of the Lender.

         5.8. ERISA Compliance. The Borrower will comply, in all material respects, and cause each Commonly Controlled Entity, to comply, in all material respects, with the provisions of ERISA, if applicable, with respect to each of its or their respective Plans and as soon as possible after the Borrower knows or has reason to know that any Reportable Event with respect to any Plan has occurred, furnish to the Lender a statement signed by its chief executive officer or its chief financial officer setting forth details as to such Reportable Event and the action, if any, which the Borrower or such Commonly Controlled Entity proposes to take with respect thereto, together with a copy of the notice of such Reportable Event furnished to PBGC.

SECTION 6.        NEGATIVE COVENANTS.

         The Borrower hereby agrees that, as long as the Term Loan Commitment remains in effect or any amount is owing to the Lender hereunder or under any other Loan Document, the Borrower shall not, directly or indirectly:

         6.1. Tangible Equity. Permit its Tangible Equity at any time to be less than (i) thirty-five percent (35%) of its total assets as set forth in its balance sheet on a consolidated basis (excluding non recourse loans and assets financed by non recourse loans), or (ii) $30,000,000; as such figures shall appear in the quarterly and annual financial reports of the Borrower on a consolidated and/or individual basis.

         6.2. Limitation on Dividends, Distributions and Redemptions. Declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any shares of any class of capital stock of the Borrower or any warrants or options to purchase any such stock, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower.

         6.3. Limitation on Shareholders' Loans. Pay to its shareholders and/or to any of their family members and/or to any companies under the Control of its shareholders and/or to any third party (who shall come in their place or on their behalf), in any manner whatsoever, directly or indirectly, any amount whatsoever from or on account or in connection with Shareholders' Loans, including, but without derogation from the generality of the foregoing, payments of principal, interest, linkage differentials, indemnities, damages, commissions and expenses (the amounts of the loans and all amounts derived or arising therefrom as aforesaid are hereinafter collectively called "Shareholders' Loans," provided that the foregoing term shall not apply to any of the following: (i) related intracompany loans, management fees or other fees up to an aggregate annual amount of $1,000,000,
                  (ii) any and all interest on intracompany loans, without limitation as to the amount, (iii) principal repayment on intracompany loans on or after September 30, 2001, based on a 25 year or greater amortization schedule, and (iv) any and all unrelated third party fees and costs.

         6.4. Limitation on Issuance of Bearer Securities. Issue any bearer securities.

         6.5. Use of Proceeds of Loan. Use any part of the proceeds of the Loan for any purpose other than those specified in Section 3.12.

         6.6. Disposal of Property. Wind up, liquidate or dissolve, sell, exchange, lease, transfer or otherwise dispose of all or substantially all of its properties or other assets (or agree to do any of the foregoing).

         6.7. Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of all or substantially all of its property, business or assets.

SECTION 7.        DEFAULTS AND REMEDIES.

         7.1.     If any of the following events shall occur and be continuing:

                  (a) Any representation, warranty or statement made herein or in any certificate or document hereafter signed and delivered by the Borrower in favor of the Lender, whether pursuant to this Agreement, any other Loan Document or otherwise, shall prove to have been false, incorrect or misleading in any material respect when made or deemed made; or

                  (b) The Borrower shall fail to pay to the Lender any principal, interest, fees or other amounts, including, without limitation, any payment of principal of or interest on the Loans, or any fee or other amount under this Agreement or the other Loan Documents, or under any other document, note or agreement hereafter signed and delivered by the Borrower in favor of the Lender, as and when the same shall become due and payable, whether at the due date thereof, by acceleration, mandatory prepayment or otherwise; or

                  (c) Any default shall occur in the due observance or performance by the Borrower of any other covenant, agreement or condition to be performed by it herein or in any other Loan Document, or in any other document, note or agreement hereafter signed and delivered by the Borrower in favor of the Lender; or

                  (d) The Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; or

                  (e) There shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (d) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days, or there shall be commenced against the Borrower any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

                  (f) The Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause
                           (d) or (e) above; or

                  (g) The Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                  (h) Any Loan Document shall become invalid or unenforceable, or the Borrower so asserts; or (A) the Pledge and Security Agreement shall cease for any reason to be in full force and effect, or the Borrower shall so assert, or (B) the Lien created by the Pledge and Security Agreement in the Collateral shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

                  (i) Any default shall occur with respect to any Indebtedness (other than the Indebtedness evidenced by this Agreement) of the Borrower for or relating to borrowed money, or under any agreement under which any evidence of Indebtedness may be issued by the Borrower, and such default shall continue for more than the period of grace, if any, specified therein, if the effect of such default is to accelerate the maturity of such Indebtedness or to permit the holder thereof, or any trustee, to cause the same to become due prior to its stated maturity, or if any such Indebtedness shall not be paid when due (after giving effect to any grace period); or

                  (j) Final judgment for the payment of money in excess of $100,000 (to the extent not covered by insurance or bond) shall be rendered by a court of record against the Borrower, and the Borrower shall not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within twenty-one (21) days from the date of entry thereof and within such period of twenty-one
                           (21) days, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

                  (k) An attachment shall be levied on the assets of the Borrower or any part thereof, or execution proceedings shall be instituted against the Borrower or its assets and such attachment or execution proceedings shall not be discharged within twenty-one
                           (21) days after the commencement thereof; or

                  (l) In the Lender's opinion, the occurrence of any Material Adverse Effect; or

                  (m) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of the Borrower or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Lender, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Lender is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other adverse event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to involve an aggregate amount of liability to the Borrower in excess of $50,000; or

                  (n)      Any Change in Control shall occur; or

                  (o) The Borrower shall become an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, or the regulations under such Act; or

                  (p) EOI shall declare and pay dividends on its common shares of less than $0.24 per share on a quarterly basis or $0.96 per share on an annual basis; or

                  (q) The cash dividends and other cash proceeds attributable to the Pledged Shares are for any reason not deposited into the Collateral Account pursuant to the Pledge and Security Agreement;

                  then, and in any such event, (A) if such event is an Event of Default specified in clause (e) above, the Term Loan Commitment shall automatically and immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Lender may by notice to the Borrower declare the Term Loan Commitment to be terminated forthwith, whereupon the Term Loan Commitment shall immediately terminate; and (ii) the Lender may, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section 7.1, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

         7.2. Suits for Enforcement. If any one or more of such Events of Default shall occur and be continuing, the Lender may proceed, to the extent permitted by law, to protect and enforce its rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in the Loan Documents or in aid of the exercise of any power granted in the Loan Documents, or proceed to enforce the payment of the Loans or to enforce any other legal or equitable right of the Lender under any Loan Document.

         7.3. Remedies Cumulative. No right or remedy herein or in any other agreement or instrument conferred upon the Lender is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or under any Loan Document or now or hereafter existing at law or in equity or by statute or otherwise. Without limiting the generality of the foregoing, if the Loans or any of the other obligations of the Borrower to the Lender shall not be paid when due, whether at the stated maturity thereof, by acceleration or otherwise, the Lender shall not be required to resort to any particular security, right or remedy or to proceed in any particular order of priority, and the Lender shall have the right at any time and from time to time, in any manner and in any order, to enforce its security interests, liens, rights and remedies, or any of them, as it deems appropriate in the circumstances and apply the proceeds of its collateral to such obligations of the Borrower as it determines in its sole discretion.

SECTION 8.        MISCELLANEOUS.

         8.1.     Amendments and Waivers.

                  (a) Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 8.1. The Lender may, from time to time, (i) enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lender or of the Borrower hereunder or thereunder, or (ii) waive, on such terms and conditions as the Lender may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences. Any such waiver and any such amendment, supplement or modification shall be binding upon the Borrower and the Lender and all future holders of the Loans. In the case of any waiver, the Borrower and the Lender shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

                  (b) No modification or waiver of any provisions of this Agreement or of any other agreement or instrument made or issued pursuant hereto or contemplated hereby, nor consent to any departure by the Borrower therefrom, shall in any event be effective, irrespective of any course of dealing between the parties, unless the same shall be in a writing executed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on the Borrower in any case shall thereby entitle the Borrower to any other or further notice or demand in the same, similar or other circumstances. Any transaction or matter excepted from the operation of any Section of this Agreement shall nevertheless be subject to the prohibitions and limitations contained elsewhere in this Agreement, unless expressly stated otherwise.

         8.2. Notices. Unless otherwise expressly provided herein, all notices, approvals, requests, demands, consents and other communications hereunder, including any notice of default, to or upon the respective parties hereto to be effective shall be in writing (including by facsimile transmission) and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made (a) in the case of delivery by hand or by overnight courier, when delivered, or (b) in the case of delivery by facsimile transmission, when sent and receipt has been confirmed, addressed as follows in the case of the Borrower and the Lender, or to such other address as may be hereafter notified by the respective parties hereto

                  If to the Borrower:

                  Silver Maple (2001), Inc.
                  1696 N.E. Miami Gardens Drive, 2nd Floor
                  North Miami Beach, FL 33179
                  Attention: Chaim Katzman, President
                  Facsimile: (305) 947-1734

                  with a copy to:

                  Silver Maple (2001), Inc.
                  161 Bay Street, Suite 2820
                  Box 219
                  Toronto, Ontario M5J 2S1
                  Attention: Dori Segal, Vice President
                  Facsimile: (416)941-1655

                  with a copy to:

                  Alan J. Marcus, Esq.
                  20803 Biscayne Blvd., Suite 301
                  Aventura, FL 33180
                  Facsimile: (305) 937-1857

                  If to the Lender:

                  [Commercial Bank]

                  _________________________
                  _________________________
                  Attention:  __________________
                  Facsimile: __________________

                  with copy to:

                  _________________________
                  _________________________
                  _________________________
                  Attention: ___________________
                  Facsimile: ___________________

                  and with a copy to:

                  Shaw Pittman LLP
                  335 Madison Avenue, 26th Floor
                  New York, NY 10017-4605
                  Attention: John C. Simons, Esq.
                  Facsimile: (212) 603-6848

         8.3. No Waiver. No failure or delay on the part of the Lender in exercising any right, power or privilege hereunder or under any Loan Document, nor any course of dealing between the Borrower and the Lender, shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or the exercise of any other right, power or privilege.

         8.4. Expenses. The Borrower agrees (a) to pay or reimburse the Lender for all of its out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of this Agreement, the other Loan Documents, and any other documents prepared in connection herewith or therewith, and any amendment, supplement or modification thereof or thereto, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of counsel to the Lender, and (b) to pay or reimburse the Lender for all its out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel to the Lender.

         8.5. Set-Off. In addition to any rights and remedies of the Lender provided by law, the Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final, including, without limitation, the Collateral Account), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Lender or any branch, agency or (to the extent permitted by applicable law) banking affiliate thereof to or for the credit or the account of the Borrower. The Lender agrees promptly to notify the Borrower after any such set-off and application made by the Lender, provided that the failure to give such notice shall not affect the validity of the set-off and application.

         8.6. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Lender.

         8.7. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.8. Integration. This Agreement and the other Loan Documents represent the agreement of the Borrower and the Lender with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

         8.9. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

         8.10. Submission to Jurisdiction. The Borrower hereby irrevocably and unconditionally:

                  (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                  (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                  (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 8.2 or at such other address of which the Lender shall have been notified pursuant thereto;

                  (d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                  (e) waives, except in the case of bad faith, willful misconduct or gross negligence (and otherwise to the maximum extent not prohibited by law), any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, or consequential damages.

         8.11. WAIVERS OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWER AND THE LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

         8.12.    Acknowledgments. The Borrower hereby acknowledges that:

                  (a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

                  (b) The Lender has no fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Lender and the Borrower, in connection herewith is solely that of debtor and creditor; and

                  (c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Borrower and the Lender.

         8.13. Headings. Section headings are for convenience only and shall not affect the interpretation or construction of this Agreement or any other Loan Document.

         8.14. Release of Collateral. Promptly after the Borrower shall have repaid the Loans in full and shall have paid and repaid to the Lender any and all of the sums due to the Lender hereunder and under all other Loan Documents, and provided any and all of the sums due to the Lender under documents signed between the Borrower and the Lender shall have been paid to the Lender in full, the Lender shall release the Liens over the Collateral.

         8.15.    Successors and Assigns; Participations and Assignments.

                  (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lender, and their respective successors and assigns, except that the Borrower may not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of the Lender.

                  (b) The Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other financial institutions ("Participants") participating interests in any Loan owing to the Lender, the Term Loan Commitment or any other interest of the Lender hereunder and under the other Loan Documents. In the event of any such sale by the Lender of a participating interest to a Participant, the Lender's obligations under this Agreement shall remain unchanged, the Lender shall remain solely responsible for the performance thereof, the Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower shall continue to deal solely and directly with the Lender in connection with the Lender's rights and obligations under this Agreement and the other Loan Documents. The Lender shall not be entitled to create in favor of any Participant, in the participation agreement pursuant to which such Participant's participating interest shall be created or otherwise, any right to vote on, consent to or approve any matter relating to this Agreement or any other Loan Document except for those specified in clauses (i) and (ii) of the proviso to Section 8.1 or otherwise expressly set forth in this Agreement or any other Loan Document. The Borrower agrees that if amounts outstanding under this Agreement are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lender the proceeds thereof as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.14 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it was a Lender; provided that, in the case of Section 2.13, such Participant shall have complied with the requirements of said subsection, and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such subsection than the Lender would have been entitled to receive in respect of the amount of the participation transferred by the Lender to such Participant had no such transfer occurred. The Lender shall provide the Borrower with written notice of the identity of any such Participant and the amount of any such participating interest.

                  (c) The Borrower authorizes the Lender to disclose to any Participant and any prospective Participant any and all financial information in the Lender's possession concerning the Borrower and its Affiliates which has been delivered to the Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to the Lender by or on behalf of the Borrower in connection with the Lender's credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement, provided that any such Participant agrees to hold such information in confidence. Nothing herein shall be construed so as to authorize Lender or any Participant to use any such information for any improper purpose.

                  (d) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section 8.15 concerning assignments of Loans relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by the Lender of any Loan to any Federal Reserve Bank in accordance with applicable law.

                           [SIGNATURE PAGE TO FOLLOW]

         IN WITNESS WHEREOF, the Borrower and the Lender have caused this Agreement to be duly executed and delivered by their duly authorized officers, all as of the date first above written.

                                             SILVER MAPLE (2001), INC.

                                             By: /s/ Dori Segal
                                                 -------------------------------
                                                 Dori Segal
                                                 Vice President

                                             [COMMERCIAL BANK]

                                             By: /s/
                                                 -------------------------------
                                                 Name:
                                                 Title:

                                             By: /s/
                                                 -------------------------------
                                                 Name:
                                                 Title: